UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

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UNIFIED WESTERN GROCERS, INC.

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UNIFIED WESTERN GROCERS, INC.

5200 Sheila Street, Commerce, California 90040

Notice of Annual Meeting of Shareholders

February 15, 2005

The annual meeting of shareholders of Unified Western Grocers, Inc., a California corporation, will be held at the Sheraton Cerritos Hotel, 12725 Center Court Drive, Cerritos, California 90703 on Tuesday, February 15, 2005 at 11:00 a.m. (Pacific Standard Time), for the following purposes:

1. To elect the fifteen members of the Board of Directors for the ensuing year, twelve by the holders of Class A Shares and three by the holders of Class B Shares.

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The names of the nominees intended to be presented by the Board of Directors for election as directors for the ensuing year are set forth in the accompanying proxy statement.

Only shareholders of record at the close of business on December 31, 2004 will be entitled to notice of and to vote, in person or by proxy, at the meeting or any adjournment or postponement thereof.

All shareholders are cordially invited to attend the meeting in person.

The proxy statement that accompanies this Notice contains additional information regarding the proposals to be considered at the meeting and shareholders are encouraged to read it in its entirety.

As set forth in the accompanying proxy statement, proxies are being solicited by and on behalf of the Board of Directors. All proposals set forth are proposals of the Company. It is expected that these materials first will be mailed to shareholders on or about January 6, 2005.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY RELATING TO THE ANNUAL MEETING AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE.

By Order of the Board of Directors

Robert M. Ling, Jr.,

Executive Vice President, General Counsel and

Secretary

January 6, 2005

YOUR VOTE IS IMPORTANT

PLEASE SIGN, DATE AND RETURN YOUR PROXY

UNIFIED WESTERN GROCERS, INC.

5200 Sheila Street, Commerce, California 90040

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held on Tuesday, February 15, 2005

INTRODUCTION

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Unified Western Grocers, Inc. (“Unified” or the “Company”) of proxies for use at the annual meeting of shareholders (the “Annual Meeting”) to be held at the Sheraton Cerritos Hotel, 12725 Center Court Drive, Cerritos, California 90703 on Tuesday, February 15, 2005 at 11:00 a.m. (Pacific Standard Time), or at any adjournment or postponement thereof, for the purposes set forth herein and in the attached Notice of Annual Meeting of Shareholders.

A shareholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A proxy may also be revoked if the shareholder who has executed it is present at the meeting and elects to vote in person.

Only the holders of record of Class A Shares and Class B Shares at the close of business on December 31, 2004 (the “Record Date”) are entitled to notice of and to vote, in person or by proxy, at the Annual Meeting or any adjournment or postponement thereof. On that date, the Company had outstanding 109,600 Class A Shares and 492,430 Class B Shares.

These proxy materials will be first mailed to shareholders on or about January 6, 2005. The cost of soliciting the proxies, consisting of the preparation, printing, handling and mailing of the proxies and the related material, will be paid by the Company. Officers and regular employees of the Company may solicit proxies by telephone, facsimile, e-mail or in person. These persons will receive no additional compensation for their services. The total estimated cost of the solicitation of proxies is approximately $17,000, excluding the costs of salaries and wages of regular employees and officers.

VOTING RIGHTS

Shareholders may vote in person or by proxy. Each shareholder is entitled to one vote, in person or by proxy, per share standing in his or her name on the books of the Company as of the Record Date, for each class of stock, on all matters on which the class is entitled to vote. However, if any shareholder gives notice of its intention to cumulate its votes in the election of directors, then all shareholders may cumulate their votes in the election of directors. To be effective, such notice (which need not be written) must be given by the shareholder at the Annual Meeting before any votes have been cast in such election. Under cumulative voting, each holder of Class A Shares may give one nominee a number of votes equal to the number of Class A Shares which the holder is entitled to vote multiplied by the number of directors to be elected by the holders of Class A Shares (twelve at this meeting) or the holder may distribute such votes among any or all of the nominees as the holder sees fit. Similarly, the Class B Shares entitled to be voted may be voted cumulatively by the holders of such shares for the three directors to be elected by the holders of Class B Shares.

In the election of directors, the nominees receiving the highest number of affirmative votes of the class of shares entitled to be voted for them, up to the number of directors to be elected by such class, will be elected;

provided that no more than three nominees who are non-Shareholder-Related Directors shall be elected and any additional non-Shareholder-Related Director nominees shall not be elected. A Shareholder-Related Director is a director who is a shareholder, partner, or member of a member-patron formed as a corporation, partnership or limited liability company, respectively, or an employee of a member-patron. Under the California Corporations Code, votes against a nominee and votes withheld shall not be counted in the election of a director.

The proxy holders named on the enclosed form of proxy relating to the Annual Meeting will vote the proxies received in accordance with the shareholder’s instructions. With respect to the election of directors, shareholders may vote in favor of all nominees, or withhold their votes as to all nominees or specific nominees. If no instructions are given the shares will be voted FOR the election of the Board’s nominees. In the unanticipated event that any nominee should become unavailable for election as a director, the proxies will be voted for any substitute nominee named by the present Board. In their discretion, the proxy holders may cumulate the votes represented by the proxies received. If additional persons are nominated for election as directors by persons other than the Board, the proxy holders intend to vote all proxies received by them in such manner as will assure the election of as many of the Board’s nominees as possible, with the specific nominees to be voted for to be determined by the proxy holders.

ELECTION OF DIRECTORS

At the Annual Meeting fifteen directors (constituting the entire Board) are to be elected to serve until the next annual meeting and until their successors are elected and qualified. Twelve directors are to be elected by the holders of the Company’s Class A Shares, and three directors are to be elected by the holders of the Company’s Class B Shares.

Pursuant to the Company’s Bylaws, as amended, all but three of the directors of the Company are required to be Shareholder-Related Directors. Nine of the nominees recommended by the Board for election by the Class A Shares are Shareholder-Related Directors (defined as having an ownership interest and/or an employment relationship with a member of the Company) and the remainder of the nominees recommended by the Board for election by the Class A Shares are non-Shareholder-Related Directors. All three of the nominees recommended by the Board for election by the Class B Shares are Shareholder-Related Directors.

The following table sets forth certain information concerning the nominees for election to the Board. All nominees have consented to being named herein as nominees and to serve as directors if elected.

Name	Age as of 12/31/04	Year First Elected	Principal Occupation During Last 5 Years
NOMINEES FOR ELECTION BY CLASS A SHARES

Louis A. Amen	75	1974	President, Super A Foods, Inc.
David M. Bennett	51	1999	Co-owner, Mollie Stone’s Markets
John Berberian	53	1991	President, Berberian Enterprises, Inc.
Dieter Huckestein	61	2003	President, Hotel Operations, Owned and Managed, Hilton Hotels Corporation
Darioush Khaledi	58	1993	Chairman of the Board and Chief Executive Officer, K.V. Mart Co., operating Top Valu Markets and Valu Plus Food Warehouse
John D. Lang	51	2003	President & Chief Executive Officer, Epson America, Inc.
Jay T. McCormack	54	1993	President, Rio Ranch Markets
Peter J. O’Neal	60	1999	President, White Salmon Foods, Inc., Estacada Foods, Inc. and Novato Foods, Inc.
Michael A. Provenzano, Jr.	62	1986	President, Pro & Son’s, Inc., President, Provo, Inc. and President, Pro and Family, Inc.
Thomas S. Sayles	54	2003	Vice President, Governmental and Community Affairs, Sempra Energy
Kenneth Ray Tucker	57	1999	President, Evergreen Markets, Inc.
Richard L. Wright	67	1999	President, Wright’s Foodliner, Inc.

NOMINEES FOR ELECTION BY CLASS B SHARES

Douglas A. Nidiffer	55	2001	President and Chief Executive Officer, C&K Market, Inc.
Mimi R. Song	47	1998	President and Chief Executive Officer, Super Center Concepts, Inc.
Robert E. Stiles	65	1999	President, Gelson’s Markets

None of the directors, nominees for director or executive officers were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Company acting within their capacity as such. There are no family relationships among directors or executive officers of the Company and, as of the date hereof, no directorships are held by any director in a company which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940. Officers serve at the discretion of the Board.

The Board of Directors recommends a vote “FOR” the election of each of the nominees listed above.

BOARD MEETINGS AND COMMITTEES

Meetings

The Board held a total of six (6) meetings during the Company’s fiscal year ended October 2, 2004 (“fiscal 2004”). Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the full Board and of all committees on which the director served, except Dieter Huckestein and Michael A. Provenzano, Jr. Each incumbent director attended the 2004 annual meeting, except John Berberian. The Company does not have a written policy regarding attendance at Board and committee meetings, although attendance is closely monitored and is considered by the Corporate Governance and Nominating Committee (“Corporate Governance Committee”) during its selection of nominees for election to the Board.

Audit Committee

The Company has an Audit Committee that presently consists of Director Richard L. Wright, Committee Chairman, and Directors David Bennett, John D. Lang, Jay T. McCormack and Kenneth Ray Tucker. Edmund Kevin Davis, Chairman of the Board, is an ex-officio member of the Audit Committee. Messrs. Wright and Lang are considered by the Board to be “Audit Committee financial experts” as defined by the rules promulgated by the Securities and Exchange Commission (the “SEC”). The Audit Committee, which met six (6) times during fiscal 2004, is primarily responsible for (i) overseeing the integrity of the financial statements, including financial disclosures, (ii) overseeing the independent auditor’s qualification and independence, (iii) overseeing the performance of the independent auditor and the internal audit function, (iv) providing an avenue of communication among the independent auditor, management, the internal audit function, and the Board, and (v) overseeing the system of disclosure controls and the system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established. The Audit Committee performs its duties in accordance with the Charter for the Audit Committee as amended by the Board and attached hereto as Appendix A.

Compensation Committee

The Company has a Compensation Committee that presently consists of Director Thomas S. Sayles, Committee Chairman, and Directors Louis A. Amen, John Berberian, Dieter Huckestein, and Jay T. McCormack. Edmund Kevin Davis, Chairman of the Board, is an ex-officio member of the Compensation Committee. The Compensation Committee, which met two (2) times during fiscal 2004, is responsible for reviewing salaries and other compensation arrangements of all officers and for making recommendations to the Board concerning such matters.

Corporate Governance Committee

The Company has a Corporate Governance Committee that presently consists of Director Peter J. O’Neal, Committee Chairman, and Directors John Berberian, John D. Lang, Michael A. Provenzano, Jr., and Thomas S. Sayles. Edmund Kevin Davis, Chairman of the Board, is an ex-officio member of the Corporate Governance Committee. The Corporate Governance Committee, which met six (6) times during fiscal 2004, is responsible for (i) advising the Board on the governance structure and conduct of the Board and developing and recommending to the Board the Corporate Governance Guidelines of the Company, (ii) identifying individuals qualified to become Board members, and recommending to the Board nominees for election at the next annual or special meeting of shareholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between meetings, and (iii) evaluating current directors for re-nomination to the Board and consulting with the Chairman of the Board with regard to appointments to any Board committees.

Independence

SEC rules require that a company whose securities are not listed on the New York Stock Exchange (“NYSE”) or the American Stock Exchange (“AMEX”) or quoted on the Nasdaq Stock Market (“Nasdaq”) disclose in its proxy statement whether the members of its Audit Committee are “independent”. In determining independence, the Company may select the definition of “independence” under the rules of either the NYSE, AMEX or Nasdaq. The Company has selected the rules of the NYSE.

Except as described below, the Board has determined that each director is independent under the applicable rules of the NYSE and the SEC. However, the rules of the NYSE provide that a director will not be considered independent if, among other things, the director is an employee or executive officer of a company that has made payments to the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of (i) $1 million or (ii) 2% of such company’s consolidated gross revenues. The Company is a retailer-owned, wholesale grocery cooperative whose members purchase grocery products from the Company. Each of the Company’s directors, other than Messrs. Huckestein, Lang and Sayles, is an owner, employee or executive officer of a grocery store operator which has purchased grocery products from the Company, in each of the last three fiscal years, in excess of the greater of (i) $1 million or (ii) 2% or such grocery store chain’s gross revenues. Except for such purchases, each director would be independent under the applicable rules of the NYSE.

Nominating Procedures and Criteria

Each year the Corporate Governance Committee meets to consider potential nominees that have been recommended by security holders or security holders that have expressed to the Committee their interest in serving as a director either directly or in response to a solicitation of interest that is sent to representatives of all members of the Company in advance of the Committee’s deliberations. Submissions by security holders must be made to the Corporate Governance Committee in writing, and should be accompanied by a description of the proposed nominee’s qualifications, as well as consent to serve. In addition, the Committee considers security holders that the Committee, based on information submitted by the members of the Committee, believes are worthy of consideration. Shareholder recommendations will receive the same consideration that the Committee’s nominees receive. No security holder requested consideration as a nominee for election at the Annual Meeting. Finally, when deemed appropriate and necessary, the Committee has employed the services of a third party search firm to identify potential nominees. The Committee did not employ the services of a third party search firm in connection with selecting the nominees identified in this proxy, although it has done so in the past. Essential criteria for all candidates considered by the Committee include the following: integrity and ethical behavior; maturity; independence and diversity of thought; broad business or professional experience; and an understanding of business and financial affairs and the complexities of business organizations. In evaluating candidates for certain Board positions, the Committee evaluates additional criteria, including the following: management experience and expertise; financial or accounting expertise; experience in the grocery industry, business and other experience relevant to public companies of a size comparable to the Company; and experience in commercial lending or other financing activities.

In selecting director nominees, the Committee evaluates the general and specialized criteria set forth above, identifying the relevant specialized criteria prior to commencement of the recruitment process, considers previous performance if the candidate is a candidate for re-election, and generally considers the candidate’s ability to contribute to the success of the Company.

The Corporate Governance Committee performs its duties in accordance with the Charter for the Corporate Governance Committee as adopted by the Board and attached hereto as Appendix B.

Communications with Directors

Shareholders may communicate with the chair of the Audit Committee, the Compensation Committee, or the Corporate Governance Committee, or with the independent directors, individually or as a group, by writing to any such person or group in care of the Secretary of the Company, at the Company’s office at 5200 Sheila Street, Commerce, California 90040.

Communications are distributed to the Board, or to any individual director, depending on the facts and circumstances set forth in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, including the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, with the provision that any communication that is not distributed will be made available to any director upon request.

Communications that include information better addressed by the complaint hotline supervised by the Audit Committee will be delivered to the hotline.

PRINCIPAL STOCKHOLDERS

As of the Record Date, no person was known by the Company to own beneficially more than five percent (5%) of the outstanding Class A Shares of the Company, and the only shareholder known by the Company to own beneficially more than 5% of the outstanding Class B Shares of the Company is as set forth in the table below.

Title of Class	Name and Address of Beneficial Owner	Amount of Ownership	% of Class
Class B	Mimi R. Song Super Center Concepts, Inc. 15510 Carmenita Road Santa Fe Springs, CA 90620	29,868	6.06%

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth the beneficial ownership of the Company’s Class A Shares, Class B Shares and Class E Shares, as of the Record Date, by each director and Shareholder-Related Director nominee, and their affiliated companies, and by all directors and their affiliated companies, as a group. Non-Shareholder-Related Directors and officers of the Company do not own any class of the Company’s stock.

	Shares Owned
	Class A Shares		Class B Shares		Class E Shares
Name and Affiliated Company *	No. of Shares	% of Total Outstanding	No. of Shares	% of Total Outstanding	No. of Shares	% of Total Outstanding
Louis A. Amen Super A Foods, Inc.	200	0.18%	12,287	2.49%	3,047	3.28%
David M. Bennett Mollie Stone’s Markets	200	0.18%	2,568	0.52%	1,204	1.29%
John Berberian Berberian Enterprises, Inc.	200	0.18%	9,911	2.01%	1,062	1.14%
Edmund Kevin Davis Bristol Farms Markets	200	0.18%	813	0.17%	338	0.36%
Dieter Huckestein (4) Hilton Hotels Corporation	0	0.00%	0	0.00%	0	0.00%
Darioush Khaledi K.V. Mart Co.	200	0.18%	17,673	3.58%	5,302	5.71%
John D. Lang (4) Epson America, Inc.	0	0.00%	0	0.00%	0	0.00%
Jay T. McCormack (2) Rio Ranch Markets	600	0.55%	2,872	0.58%	441	0.47%
Douglas A. Nidiffer (1) C&K Market, Inc.	200	0.18%	19,685	4.00%	8,878	9.56%
Peter J. O’Neal White Salmon Foods, Inc., Estacada Foods, Inc. and Novato Foods, Inc.	200	0.18%	672	0.14%	2	0.00%
Michael A. Provenzano, Jr. Pro & Son’s, Inc.	200	0.18%	8,384	1.70%	2	0.00%
Thomas S. Sayles (4) Sempra Energy	0	0.00%	0	0.00%	0	0.00%
Mimi R. Song (1) Super Center Concepts, Inc.	200	0.18%	29,868	6.06%	4,071	4.38%
Robert E. Stiles (1)(3) Gelson’s Markets	200	0.18%	9,564	1.94%	4,198	4.52%
Kenneth Ray Tucker Evergreen Markets, Inc.	200	0.18%	161	0.03%	0	0.00%
Richard L. Wright Wright’s Foodliner, Inc.	200	0.18%	3,122	0.63%	456.49%

All Directors and their affiliated companies as a group	3,000	2.73%	117,530	23.87%	29,001	31.24%
(1)	Elected by Class B Shareholders.

(2)

Mr. McCormack is affiliated with Glen Avon Foods, Inc., which owns 200 Class A Shares (0.18% of the outstanding class of shares), 554 Class B Shares (0.11% of the outstanding class of shares) and 218 Class E Shares (0.23% of the outstanding class of shares), Yucaipa Trading Co., Inc., which owns 200 Class A Shares (0.18% of the outstanding class of shares) and 1,664 Class B Shares (0.33% of the outstanding class of shares) and 1 Class E Share (0.00% of the outstanding class of shares) and Alamo Foods, Inc., which owns 200 Class A Shares (0.18% of the outstanding class of shares), 654 Class B Shares (0.13% of the outstanding class of shares) and 222 Class E Shares (0.23% of the outstanding class of shares).

(3)	Shares owned by Arden-Mayfair, Inc., parent corporation of Gelson’s Markets. Mr. Stiles disclaims beneficial ownership of these shares.

(4)	Non-Shareholder-Related Director.

*	The address of each director and executive is in care of the Secretary of the Company, at the Company’s office at 5200 Sheila Street, Commerce, CA 90040.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, the Company’s directors, executive officers and any person holding ten percent or more of the shares of any class are required to report their ownership and any changes in that ownership to the SEC and to furnish the Company with copies of such reports. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file on a timely basis by such persons. Based solely upon a review of copies of reports filed with the SEC, no officer or director failed to file a report required by Section 16(a) of the Securities Exchange Act of 1934 on a timely basis during the most recent fiscal year.

CODE OF FINANCIAL ETHICS

The Company has adopted a Code of Financial Ethics that applies to its principal executive officer and senior financial officers as required by the rules promulgated by the SEC. A copy of the Code of Financial Ethics is available free of charge by writing to Unified Western Grocers, Inc., attention Corporate Secretary, 5200 Sheila Street, Commerce, CA 90040.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Committee Interlocks and Insider Participation

During fiscal 2004, the Company’s Compensation Committee consisted of Director Thomas S. Sayles, Committee Chairman, and Directors Louis A. Amen, John Berberian, Dieter Huckestein, and Jay T. McCormack, as well as ex-officio member and Chairman of the Board, Edmund Kevin Davis. As Chairman of the Board, Mr. Davis is an officer under the Bylaws of the Company, although he is not an employee and does not receive any compensation or expense reimbursement beyond that to which he is entitled in his capacity as a director or committee member.

In the normal course of business, the Company has issued loans and entered into leases, subleases and supply agreements with members; provided guarantees for other third party loans and leases; and made investments in the businesses of its members. Refer to “Transactions With Management and Other Persons” on page 18 for a description of transactions the Company has entered into with certain member-patrons with which members of the Compensation Committee are affiliated.

Report of the Compensation Committee on Executive Compensation

The Report of the Compensation Committee of the Board of Directors shall not be deemed filed under the Securities Act of 1933 or under the Securities Exchange Act of 1934.

The principal components of the Company’s executive compensation program consist of an annual salary, an annual cash bonus contingent upon individual and Company performance in the preceding fiscal year, auto allowances, relocation expense reimbursements and certain pension, health insurance, retirement and life insurance benefits.

Salary.    The Compensation Committee is responsible for the review of salaries of officers other than the Chief Executive Officer (“CEO”) as recommended by the CEO. Such review is conducted in closed session and, with the exception of the CEO and General Counsel (except when the salary of the General Counsel is being discussed), without management personnel present. This process centers on the Compensation Committee’s consideration of the CEO’s evaluation of each officer based on various criteria, including the CEO’s evaluation of officer performance against assigned responsibilities and goals, the relative value and importance of the officer’s contributions toward the overall success of the organization, the relative level of officer responsibilities, changes in the scope of officer responsibilities, officer accomplishments and contributions and the overall financial results for the Company for the most recent fiscal year end. In performing its reviews, the Compensation Committee engages the services of an independent consultant to render an opinion on, or provide recommendations with respect to, proposed compensation for its most senior executive officers in order to ensure the competitiveness of the Company’s compensation arrangements. Final salary recommendations by the Compensation Committee are presented to the full Board for approval. Salary earned for fiscal 2004 for the Company’s CEO and the four most highly compensated executive officers (the “named executives”) are reflected in the Summary Compensation Table.

The Compensation Committee recommends to the Board adjustments to the CEO’s salary based on its assessment of the CEO’s performance in accordance with the policies and considerations discussed directly above.

The Company has entered into written employment, termination and severance agreements with certain of its executive officers. See “Executive Employment, Termination and Severance Agreements” below.

Annual Bonuses.    In recognition of the correlation between the Company’s performance and enhancement of shareholder value, the Company’s officers may be awarded annual cash bonuses. The Company has an annual incentive plan for senior management, under which all of the Company’s officers other than the CEO are eligible for bonuses. The CEO’s annual cash bonus is determined separately by the Compensation Committee and is based on the Company’s and the CEO’s performance against established criteria and performance targets.

Under the annual incentive plan for senior management, bonuses are paid as a percentage of the officer’s base salary. The plan also provides for three levels of bonuses, a minimum bonus, a target bonus and a maximum bonus. If the overall performance level of the Company does not reach an established minimum level, no bonus is paid. The performance level of the officers are measured against a weighted average of (i) a 75% financial threshold based on performance measures established by the Board and (ii) a 25% corporate, divisional, or department strategic goals threshold based on the officer’s individual contributions to the overall performance of the Company or the officer’s specific responsibilities. Following a study conducted by the Committee with the assistance of an independent third party consultant, the Committee recommended that the annual incentive plans for the CEO and senior management should continue in the same form for fiscal 2005, except that certain non-financial measures of the CEO’s performance have been modified. For fiscal 2004 and fiscal 2005, the performance measures used for the annual incentive plan for senior management are pre-bonus EBITDAP (earnings before interest, taxes, depreciation, amortization and patronage dividends), revenue growth, return on capital employed and expense ratios (certain expenses as a percentage of revenue). In addition, the Board or CEO may adjust the bonus, plus or minus 20% of the earned incentive, based on individual contributions to the overall performance of the Company. Pursuant to the annual incentive plan for senior management, the Board approved bonuses totaling approximately $1,218,000 for fiscal 2004.

For fiscal 2004, the CEO’s bonus was determined in accordance with criteria and performance targets established by the Board during fiscal 2004. The Compensation Committee evaluates the CEO against the established criteria and performance targets and considers evaluations of the CEO by each member of the Board. The financial performance targets for the Company on which the CEO’s bonus was based included the achievement of pre-patronage dividend income relative to budgeted goals, the achievement of certain efficiency targets and certain strategic initiatives established at the beginning of fiscal 2004. The CEO’s performance was also based on a weighted average of certain criteria such as the CEO’s strategic effectiveness in planning the strategy of the Company in the industry, the CEO’s business management skills including setting clear goals and objectives and setting a good example for ethics and compliance issues, the CEO’s talent management including mentoring senior executives, building team spirit and motivating the employees and the CEO’s personal effectiveness, including the CEO’s relationship with the Board and the Board Committees and communication skills. In recognition of the CEO’s efforts, and pursuant to the criteria of the CEO bonus plan, the Board for fiscal 2004 approved the payment of a bonus to the CEO in the amount of $414,000.

Bonuses awarded to named executives pursuant to the plan in the prior three fiscal years are disclosed in the Summary Compensation Table.

Benefits.    Consistent with the Company’s objective to attract and retain qualified executives, the compensation program provides pension benefits to Company employees, including officers, pursuant to the Company’s defined benefit pension plan. The Company also provides supplemental retirement benefits to its officers pursuant to an Executive Salary Protection Plan II (“ESPP II”). Both types of retirement benefits are described in connection with the Pension Plan Table. In addition, Company employees, including officers, may defer income from their earnings through voluntary contributions to the Company’s Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code and the Company’s Amended and Restated Deferred Compensation Plan which is a nonqualified plan. In the case of those employees who elect to defer income under these plans, the Company makes additional contributions for their benefit. The amount of these additional contributions made during fiscal 2004 for the benefit of the CEO and other named executive officers is set forth in the footnotes to the Summary Compensation Table.

Compensation Committee Members

Thomas S. Sayles, Chairman
Louis A. Amen
John Berberian
Edmund Kevin Davis, Ex-Officio Member
Dieter Huckestein
Jay T. McCormack

Executive Officer Compensation

The following table summarizes compensation paid to the President and Chief Executive Officer and to certain executive officers of the Company for services to the Company in all capacities for each of the last three fiscal years.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Annual Compensation				All Other Compensation($)
		Salary($)	Bonus Pursuant to Plan($)	Discretionary Bonus($)(1)	Other Annual Compensation($)(2)
Alfred A. Plamann President and Chief Executive Officer	2004 2003 2002	581,250 540,384 500,000	414,000 402,171 0	0 0 50,000	22,414 21,141 20,159	48,591 45,794 33,670	(3)

Robert M. Ling, Jr. Executive Vice President, General Counsel and Secretary	2004 2003 2002	330,577 296,154 271,442	198,000 150,000 0	0 0 40,000	20,692 19,517 18,642	26,010 23,352 21,362	(4)

Richard J. Martin Executive Vice President, Finance and Administration and Chief Financial Officer	2004 2003 2002	303,846 288,077 277,019	160,000 115,000 0	0 0 20,000	20,692 60,423 18,781	21,072 16,220 18,559	(5)

Philip S. Smith Executive Vice President, Chief Marketing / Procurement Officer	2004 2003 2002	258,269 222,115 201,058	156,000 90,000 0	0 0 20,000	18,968 17,891 17,124	20,734 18,036 16,133	(6)

Daniel J. Murphy Senior Vice President, Retail Support Services	2004 2003 2002	234,596 216,462 208,269	75,000 75,000 0	0 0 10,000	18,968 17,891 17,216	18,685 15,269 13,202	(7)

(1)	In January 2003, the Board approved discretionary bonuses in recognition of efforts put forth by members of management during fiscal 2002.

(2)	For 2004, consists of $22,414, $20,692, $20,692, $18,968 and $18,968 in auto allowances paid to Messrs. Plamann, Ling, Martin, Smith and Murphy, respectively.

(3)	Consists of a $16,738 Company contribution to the Company’s Sheltered Savings Plan, a $26,040 Company contribution to the Company’s Amended and Restated Deferred Compensation Plan, and $5,813 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

(4)	Consists of a $13,348 Company contribution to the Company’s Sheltered Savings Plan, an $11,695 Company contribution to the Company’s Amended and Restated Deferred Compensation Plan, and $967 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

(5)	Consists of a $13,277 Company contribution to the Company’s Sheltered Savings Plan, a $5,477 Company contribution to the Company’s Amended and Restated Deferred Compensation Plan, and $2,318 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

(6)	Consists of a $9,218 Company contribution to the Company’s Sheltered Savings Plan, a $10,330 Company contribution to the Company’s Amended and Restated Deferred Compensation Plan, and $1,186 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

(7)	Consists of a $15,849 Company contribution to the Company’s Sheltered Savings Plan, a $1,214 Company contribution to the Company’s Amended and Restated Deferred Compensation Plan, and $1,622 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

The Company has a pension plan (the “Pension Plan”) that covers both non-union and executive employees. The Pension Plan consists of two parts, a defined benefit plan based on final average compensation and a cash balance plan. The defined benefit portion of the Pension Plan provides benefits based on years of service through December 31, 2001 and final average compensation. Effective January 1, 2002, the cash balance plan was included as part of the Pension Plan for post January 1, 2002 accruals. Benefits earned under the Pension Plan are equal to the sum of the benefits accrued under both the defined benefit plan and cash balance plans. There is no offset under the Pension Plan for Social Security.

As of December 31, 2001, years of service under the defined benefit plan were grandfathered and will not increase. Employees will receive benefits under the defined benefit plan based on years of service as grandfathered on December 31, 2001 and final average compensation. As of December 31, 2001, credited years of service under the defined benefit plan for named executive officers were: Mr. Plamann, 12 years; Mr. Ling, 5 years; Mr. Martin, 3 years; Mr. Smith, 7 years; and Mr. Murphy, 1 year. Benefits accrued under the defined benefit plan will be paid as an annuity.

The cash balance portion of the Pension Plan is expressed in the form of a hypothetical account balance. Commencing at the end of calendar year 2002 and annually thereafter, a participant’s hypothetical cash balance account will be increased by (i) pay credits based on a percentage of compensation for that year, from 4% to 10% based on years of service and age, and (ii) interest credits based on the participant’s hypothetical account balance at the thirty year U.S. Treasury Bond rate, with a minimum guaranty of 5%. Benefits under the cash balance portion of the plan are generally stated as a cash balance account value and will be distributed as an annuity.

The Company’s Executive Salary Protection Plan II, as amended (“ESPP II”), provides supplemental post-termination retirement income based on each participant’s final salary and years of service as an officer of the Company. The financing of this benefit is facilitated through the purchase of life insurance policies, the premiums of which are paid by the Company.

The ESPP II is intended to provide eligible officers with retirement benefits when they reach age 62. The combination of payments under the ESPP II and the Company’s Pension Plan is designed to provide pension benefits equal to approximately 65% of the participant’s final pay (defined as the highest annualized base salary and car allowance received in the three years prior to separation or retirement). Employees become eligible to participate in the ESPP II after three years of service as an officer of the Company in the position of Vice President or higher. Upon eligibility, officers receive credit for years of service with the Company at the rate of 5% of final pay for each year of service up to a maximum of 13 years. Officers first elected after January 1, 1999 receive credit only for years of service as an officer. Payments under the ESPP II are discounted for executives who retire prior to age 62. In May 2003, the Board approved amendments to the ESPP II (the “Plan Amendments”). The Plan Amendments maintain the eligibility features described above. In addition, officers receive 1% of final pay for each year of service in excess of 13 years. The Plan Amendments also provide that officers elected after the effective date of the Plan Amendments receive service credit for years of service as an officer of the Company at the rate of 4.33% of final average pay (defined as the average of the five highest years of base salary, car allowance and bonus compensation received in the ten years prior to separation or retirement) up to a maximum of 15 years. Thereafter, officers receive an additional 1% of final average pay for each year of service in excess of 15 years. As of December 31, 2004, credited years of service under the ESPP II for named executive officers were: Mr. Plamann, 15 years; Mr. Ling, 8 years; Mr. Martin, 6 years; Mr. Smith, 10 years; and Mr. Murphy, 4 years. Officers employed as of the effective date of the amendments shall receive benefits equal to the greater of the amount calculated pursuant to either the ESPP II, as it existed prior to the Plan Amendments (with the additional 1% of final pay for each year in excess of 13), or as amended.

The following table summarizes the estimated combined annual benefits payable under both the defined benefit and ESPP II portion of the Pension Plan. The amounts shown represent annual compensation payable on a straight-line basis with respect to the benefits under the defined benefit portion and a 15-year annuity with respect to the benefits under the ESPP II for qualifying executives with selected years of service as if such executives had retired on October 2, 2004 at age 65.

PENSION PLAN TABLE

	Years of Service
Compensation	5 Years	10 Years	15 Years	20 Years	25 Years	33 Years
$100,000	$25,978	$51,955	$69,933	$75,910	$81,888	$91,452
$130,000	$33,819	$67,594	$90,991	$98,788	$106,585	$119,060
$160,000	$41,740	$83,481	$112,421	$122,163	$131,903	$147,488
$190,000	$49,240	$98,481	$132,521	$143,763	$155,003	$172,988
$220,000	$56,740	$113,481	$152,621	$165,363	$178,103	$198,488
$250,000	$64,240	$128,481	$172,721	$186,963	$201,203	$223,988
$300,000	$76,740	$153,481	$206,221	$222,963	$239,703	$266,488
$350,000	$89,240	$178,481	$239,721	$258,963	$278,203	$308,988
$400,000	$101,740	$203,481	$273,221	$294,963	$316,703	$351,488
$450,000	$114,240	$228,481	$306,721	$330,963	$355,203	$393,988
$500,000	$126,740	$253,481	$340,221	$366,963	$393,703	$436,488
$550,000	$139,240	$278,481	$373,721	$402,963	$432,203	$478,988
$600,000	$151,740	$303,481	$407,221	$438,963	$470,703	$521,488
$650,000	$164,240	$328,481	$440,721	$474,963	$509,203	$563,988

Executive Employment, Termination and Severance Agreements

The Company has an employment agreement with Alfred A. Plamann, the Company’s President and Chief Executive Officer. The initial term of Mr. Plamann’s contract was three years, with automatic one-year extensions, and as amended, expired on September 29, 2003. The term has been extended for an additional one-year term, and will be automatically extended for successive one-year terms on the anniversary date of the contract unless either party provides notice of an intention to terminate the contract at least eleven months prior to such anniversary date. Under the contract, Mr. Plamann serves as the Company’s President and Chief Executive Officer and receives a base salary, set at $575,000 at fiscal year-end, subject to annual review and upward adjustment at the discretion of the Board. Mr. Plamann is also eligible for annual bonuses based on performance criteria established by the Board at the beginning of each fiscal year. Additionally, Mr. Plamann will receive employee benefits such as life insurance and Company pension and retirement contributions. The contract is terminable at any time by the Company, with or without cause, and will also terminate upon Mr. Plamann’s resignation, death or disability. Except where termination is for cause or is due to Mr. Plamann’s resignation (other than a resignation following designated actions of the Company or its successor which trigger a right by Mr. Plamann to resign and receive severance benefits), death or disability, the amended contract provides that Mr. Plamann will be entitled to receive his highest base salary during the previous three years, plus an annual bonus equal to the average of the most recent three annual bonus payments, throughout the balance of the term of the agreement. Mr. Plamann would also continue to receive employee benefits such as life insurance and Company pension and retirement contributions throughout the balance of the term of the agreement.

The Company and Messrs. Ling, Martin and Smith have executed severance agreements. Each agreement provides for severance payments in the event the executive’s employment is terminated (i) by the Company other than for cause, death or extended disability, (ii) by the executive for good reason, or (iii) by the executive without cause within 12 months following a change in control. The severance payment is equal to two times the highest annual base salary in the three years prior to termination plus two times the highest annual incentive bonus paid during that three-year period. In the event of the occurrence of the specified termination events, the executive is also entitled to Company payment of COBRA health insurance premiums until the earlier of 24 months or the cessation of COBRA eligibility and coverage

The Company and Mr. Murphy have also executed a severance agreement providing a severance benefit equal to one year’s salary and bonus based on the highest annual salary and the highest incentive bonus paid over the prior three years in the event of the occurrence of specified termination events. These include termination (i) by the Company other than for cause, death or extended disability, and (ii) by the executive for good reason.

Officer Health Insurance Plan

The Board approved, effective January 1, 2001, a supplemental officer health insurance benefit and an officer retiree medical plan for officers and their eligible dependents. Pursuant to the Supplemental Officer Health Insurance Plan, officers will be eligible for payment by the insurance plan of the portion of covered expenses not covered under the Company’s health insurance plan. Under the Officer Retirement Medical Plan, officers who are at least 55 years of age and have seven years service with the Company as an officer will be eligible to participate in the Officer Retirement Medical Insurance Plan following termination of employment. Former officers (and surviving spouses) must enroll in Medicare Parts A and B when they reach age 65 at which time Medicare becomes the primary carrier and the Officer Retirement Medical Plan becomes secondary. Active officers will continue to be obligated to pay the regular premium for the Company health insurance plan they have selected.

Officer Disability Insurance

The Board approved, effective January 1, 2001, a supplemental disability insurance plan for officers that provides 100% of their pre-disability base salary while on a disability leave for up to two years. This disability coverage will be coordinated with existing sick leave, state disability insurance, short-term disability insurance, and long-term disability plans available to all employees so that the officer disability insurance is a supplemental benefit. During the first six months of disability, state disability insurance and short-term disability insurance pays 66 2/3% of the employee’s salary and officer disability insurance pays 33 1/3%. After six months of disability, state disability insurance and long-term disability insurance pays 50% of the employee’s salary and officer disability insurance pays the remaining 50%.

Director Compensation

Following the annual meeting in 2004, each Shareholder-Related Director received an annual payment of $15,000 as compensation for service as a director of the Company and as a member of any committees of the Board of the Company and any Board of a subsidiary of the Company, if applicable. Directors who are non-Shareholder-Related Directors received an annual payment of $30,000 as compensation for service as a director of the Company and as a member of any committees of the Board of the Company and any Board of a subsidiary of the Company, if applicable. In addition, each director received additional compensation of $1,000 for each Board meeting attended, and $500 for each committee or subsidiary Board meeting attended, not to exceed $1,000 if multiple meetings are attended on any given day. In recognition of the additional duties and responsibilities attendant with such positions, the Chairman of the Board received additional annual compensation of $5,000. In addition, directors are reimbursed for Company related expenses.

AUDIT COMMITTEE REPORT

The Report of the Audit Committee of the Board of Directors shall not be deemed filed under the Securities Act of 1933 or under the Securities Act of 1934.

The Audit Committee of the Board (the “Audit Committee”) operates pursuant to a written charter as amended by the Board as of December 10, 2003 and attached hereto as Appendix A, which is assessed annually for adequacy by the Audit Committee. The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board. Company management has the primary responsibility for the Company’s financial reporting process, principles and internal controls, as well as preparation of its financial statements. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on whether the Company’s financial statements present fairly, in all material respects, the Company’s financial position and results of operations for the periods presented.

The Audit Committee: (1) has reviewed and discussed with management the audited financial statements contained in the Company’s Annual Report on Form 10-K for fiscal 2004; (2) has obtained from management their representation that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States; (3) has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as currently in effect; (4) has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect; (5) has reviewed and discussed with Deloitte & Touche LLP the independent accountant’s independence and (6) has considered whether the provision of non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence.

In performing its functions, the Audit Committee acts only in an oversight capacity. It is not the responsibility of the Audit Committee to determine that the Company’s financial statements are complete and accurate, are presented in accordance with accounting principles generally accepted in the United States or present fairly the results of operations of the Company for the periods presented or that the Company maintains appropriate internal controls. Nor is it the duty of the Audit Committee to determine that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company’s auditors are independent.

Based on the review and discussions described above and the report of the independent auditors, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements described in the report of Deloitte & Touche LLP dated December 7, 2004 (December 15, 2004 as to Note 21), be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2004 for filing with the Securities and Exchange Commission.

Audit Committee Members

Richard L. Wright, Chairman
David Bennett
Edmund Kevin Davis, Ex-Officio Member
John D. Lang
Jay T. McCormack
Kenneth Ray Tucker

INDEPENDENT AUDITORS

The Audit Committee has selected, and the Board has ratified, Deloitte & Touche LLP as the Company’s independent auditors for fiscal 2005. A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if such representative desires to do so and will also be available to answer appropriate questions from shareholders.

The aggregate fees billed to the Company by Deloitte & Touche LLP with respect to services performed for fiscal 2004 and 2003 are as follows:

	2004	2003
Audit fees (1)	$1,060,226	$1,057,024
Audit related fees (2)	95,733	235,295
Tax fees (3)	139,599	204,962
All other fees (4)	—	—

Total	$1,295,558	$1,497,281

(1)	Audit fees consisted of fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company’s annual financial statements and for reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for fiscal 2004 and 2003.

(2)	Audit related fees consisted of fees billed by Deloitte & Touche LLP for services rendered to the Company for SEC registration statement review, services reasonably related to the performance of the audit or review of our financial statements and that are not reported as audit fees, audits of the Company’s employee benefit plans for fiscal 2003, and technical accounting assistance for fiscal 2004 and 2003.

(3)	Tax fees consisted principally of fees billed by Deloitte & Touche LLP for assistance relating to tax compliance and reporting for fiscal 2004 and 2003.

(4)	All other fees consist of fees not reported as audit fees, audit related fees, or tax fees.

The Audit Committee, pursuant to its policies, administers the Company’s engagement of Deloitte & Touche LLP and pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of Deloitte & Touche LLP, and whether for reasons of efficiency or convenience it is in the best interest of the Company to engage its independent auditors to perform the services. The Audit Committee, in reliance on management and the independent auditors, has determined that the provision of these services is compatible with maintaining the independence of Deloitte & Touche LLP.

Prior to engagement, the Audit Committee pre-approves all independent auditor services. The fees are budgeted and the Audit Committee requires the independent auditors and management to report actual fees versus budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditors on any service activity of $25,000 or larger. The Audit Committee has granted management the right to initiate non-audit service activities for less than $25,000 with subsequent approval by the Audit Committee, with such approval given no later than the completion of the audit.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

CUMULATIVE TOTAL SHAREHOLDER RETURN

The following graph sets forth the five year cumulative total shareholder return on the Company’s shares as compared to the cumulative total shareholder return for the same period of the S&P 500 Index and the Company’s Peer Group. The Company’s Peer Group consists of Nash Finch Company, Spartan Stores, Inc. and Supervalu, Inc. These companies were selected on the basis that the companies, although unlike Unified in that they are not structured as cooperative organizations, have certain operational characteristics that are similar to Unified. For example, each of the companies is a full-line distributor of grocery products. In contrast, while all shares of the companies included in the Peer Group are publicly traded, the Company’s shares are privately held. The Company’s Class A and Class B Shares are purchased and sold based on the book value per share of the Company at the close of the last fiscal year end prior to sale or purchase. Accordingly, a graphical presentation of the cumulative total return of the companies included in the Peer Group is not particularly meaningful since the value of the shares of the Company is based on historical cost while the value of the shares of the publicly traded companies is based on fair value.

The comparison assumes $100 was invested on August 28, 1999 in the shares of the Company and in each of the foregoing indices and the reinvestment of dividends through October 2, 2004. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

This graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Comparison of Five Year* Cumulative Total Return**

Among Unified Western Grocers, Inc., S&P 500 Index and Peer Group

*	Fiscal years ended September 30, 2000, September 29, 2001, September 28, 2002, September 27, 2003 and October 2, 2004.

**	Total return assumes reinvestment of dividends.

TRANSACTIONS WITH MANAGEMENT AND OTHER PERSONS

Members affiliated with directors of the Company make purchases of merchandise from the Company and also may receive benefits and services that are of the type generally offered by the Company to its similarly situated eligible members.

Since the programs listed below are only available to patrons of the Company, it is not possible to assess whether transactions with members of the Company, including entities affiliated with directors of the Company, are less favorable to the Company than similar transactions with unrelated third parties. However, management believes such transactions are on terms that are generally consistent with terms available to other patrons similarly situated.

A brief description of related party transactions with members affiliated with directors of the Company follows:

Loans and Loan Guarantees

Unified provides loan financing and loan guarantees to its member-patrons. The Company had the following loans outstanding at December 31, 2004 to members affiliated with the following directors of the Company:

(dollars in thousands)

Director	Aggregate Loan Balance at December 31, 2004	Maturity Date
Michael A. Provenzano, Jr.	$1,241	2008
Jay T. McCormack	160	2005-2007
Darioush Khaledi	1,100	2008

On May 12, 2000, the Company loaned $7.0 million to K.V. Mart Co. (“KV”), of which director Darioush Khaledi is affiliated. The loan was payable over a period of five years. The loan was secured by leasehold deeds of trust on several parcels leased by KV from an affiliated entity, as well as a subordinate lien on substantially all the assets of KV. Additionally, shareholders Darioush Khaledi and Parviz Vazin and two affiliated entities guaranteed the obligations of KV under the loan. Coincident with the transaction, KV and the Company extended the term of their existing supply agreement until May 12, 2005. In December 2002, KV and the Company agreed to modifications to the above, including amending the loan to require payment of interest only for the remaining term of the note with the principal due at maturity. On July 15, 2004 KV paid off the $6.1 million principal balance plus accumulated interest.

In December 2002, Grocers Capital Company (“GCC”), a wholly owned subsidiary of Unified whose primary function is to provide financing to the Company’s member-patrons, loaned approximately $2.0 million to an entity affiliated with director Michael A. Provenzano, Jr. to finance equipment and leasehold improvements for store expansion purposes. The note matures in December 2007. Principal and interest payments are required monthly.

The Company has guaranteed 22% of the principal amount of a third party loan to C&K Market, Inc. (“C&K”), of which director Douglas A. Nidiffer is a shareholder, director and officer. At December 31, 2004, the principal amount of this guarantee was $0.2 million.

GCC has guaranteed 10% of the principal amount of certain third-party loans to KV and KV Property Company of which director Darioush Khaledi is an affiliate. The maximum amount of this guarantee is $0.5 million. At December 31, 2004, the principal amount of this guarantee was $0.1 million.

In December 2004, the Company loaned KV $1.1 million to buyout a property lease, of which the Company was a guarantor. This loan is due in 2008 and has an interest rate of prime plus 1% (6.25% at December 31, 2004).

Lease Guarantees and Subleases

The Company provides lease guarantees and subleases to its member-patrons. The Company has executed lease guarantees or subleases to members affiliated with directors of the Company at December 31, 2004 as follows:

(dollars in thousands)

Director	No. of Stores	Total Current Annual Rent	Total Guaranteed Rent	Expiration Date(s)
Mimi R. Song	2	$630	$10,770	2020-2023
Michael A. Provenzano, Jr.	2	351	4,225	2016-2017
John Berberian	2	310	784	2007-2008
Richard L. Wright	1	264	682	2007
Douglas A. Nidiffer	1	154	231	2006
Peter J. O’Neal	1	144	972	2010

Sale and Purchase of Assets

On November 1, 2001, the Company signed an agreement with Super Center Concepts, Inc. (“Super Center”), of which director Mimi R. Song is affiliated. Under the agreement, the Company leased real property to a limited liability company affiliated with principals of Super Center, which in turn subleases the property to Super Center. Super Center has guaranteed all obligations of the limited liability company under the lease. In consideration for the right to sublease the real property, the limited liability company paid $0.7 million to the Company. The lease expires in March 2023, subject to an option to extend the lease. Annual rent during the term is $0.4 million and commenced in June 2002. In addition, the Company and Super Center entered into a seven-year supply agreement and a right of first refusal agreement with respect to certain of Super Center’s operating assets and stock. The Company paid Super Center a total of $2.0 million as consideration for entering into the supply and right of first refusal agreements.

Supply Agreements

During the course of its business, the Company enters into individually negotiated supply agreements with members of the Company. These agreements require the member to purchase certain agreed amounts of its merchandise requirements from the Company and obligate the Company to supply such merchandise under agreed terms and conditions relating to such matters as pricing and delivery. The Company has executed supply agreements with members affiliated with directors of the Company at December 31, 2004 as follows:

Director	Expiration Date
Douglas A. Nidiffer	12/29/2013
Michael A. Provenzano, Jr.	10/03/2009
Mimi R. Song	12/20/2008
Jay T. McCormack	12/31/2006

Direct Investment

On December 19, 2000, the Company initially purchased 80,000 shares of preferred stock (the “Series A-1 Preferred Shares”) of C&K Market, Inc. (“C&K”) for $8.0 million. Douglas A. Nidiffer, a director of the Company, is a shareholder, director and an officer of C&K. The preferred stock bore a 9.5% cumulative dividend rate, with cash dividend payments deferred until after November 15, 2002, and then payable quarterly only if permitted by applicable loan agreements. Unified received cash dividends of $0.4 million in the first quarter of fiscal 2004.

In connection with the recapitalization of C&K, on December 31, 2003, the Company exchanged its 80,000 Series A-1 Preferred Shares (including approximately $1.5 million of deferred dividends with respect to such shares) for 95,000 shares of Series A-2 Preferred Shares. The Series A-2 Preferred Shares have an 8% cumulative dividend rate, with cash dividend payments payable quarterly beginning in May 2004, subject to applicable loan agreements. The dividend rate will be adjusted in December 2008 to the greater of 8% or the then current five-year U.S. Treasury Bill rate plus 5%. Additionally, a new ten-year supply agreement was executed with C&K in connection with this transaction. The Series A-2 Preferred Shares are eligible for redemption of up to 19,000 shares per year, beginning in December 2009 and concluding in December 2013. The controlling shareholders of C&K have provided a guarantee to the Company with respect to certain of the Company’s rights with respect to the share redemption and nonpayment of certain dividends upon the occurrence of certain designated events. The Company received scheduled cash dividends of $0.4 million during the third and fourth fiscal quarters of 2004.

Transactions with Executive Officers

In December 2000, to facilitate Senior Vice President Daniel J. Murphy’s relocation to Southern California, the Company loaned to Mr. Murphy, pursuant to a note, $80,000 with interest of 7.0% per annum payable quarterly and principal due at the option of the holder.

VOTING ON OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no business to be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, including a motion to adjourn the Annual Meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board, the proxy holders intend to vote the shares represented by the proxies on such matters in accordance with the recommendation of the Board and the authority to do so is included in the proxy.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. The 2006 annual meeting of shareholders is presently expected to be held on or about February 15, 2006.

SEC rules provide that any shareholder proposal to be included in the proxy statement for the Company’s 2006 annual meeting must be received by the Secretary of the Company at the Company’s office at 5200 Sheila Street, Commerce, California 90040 on or before September 9, 2005, in the form that complies with applicable regulations. If the date of the 2006 annual meeting is advanced or delayed more than 30 days from the date of the 2005 Annual Meeting, shareholder proposals intended to be included in the proxy statement for the 2006 annual meeting must be received by the Company within a reasonable time before the Company begins to print and mail the proxy statement for the 2006 annual meeting. Upon any determination that the date of the 2006 annual meeting will be advanced or delayed by more than 30 days from the date of the 2005 Annual Meeting, the Company will disclose that change in the earliest practicable Quarterly Report on Form 10-Q.

SEC rules also govern a company’s ability to use discretionary proxy authority with respect to shareholder proposals that were not submitted by the shareholders in time to be included in the proxy statement. In the event a shareholder proposal is not submitted to the Company on or before November 22, 2005, the proxies solicited by the Board for the 2006 annual meeting of shareholders will confer authority on the proxy holders to vote the shares in accordance with the recommendations of the Board if the proposal is presented at the 2006 annual meeting of shareholders without any discussion of the proposal in the proxy statement for such meeting.

ANNUAL REPORT ON FORM 10-K

The Company’s annual report to shareholders for the fiscal year ended October 2, 2004 accompanies or has preceded this proxy statement, but is not deemed to be a part of the proxy solicitation material. The annual report contains financial statements of the Company and the report thereon of Deloitte & Touche LLP, the Company’s independent auditors.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2004, as filed with the Securities and Exchange Commission, excluding exhibits, may be obtained without charge by writing to the Corporate Secretary of Unified at the address of Unified’s principal executive office shown on the first page of this proxy statement. The Annual Report on Form 10-K is also available on the SEC’s website at www.sec.gov.

By Order of the Board of Directors

Robert M. Ling, Jr.,

Executive Vice President, General Counsel and

Secretary

Dated:    January 6, 2005

APPENDIX A

UNIFIED WESTERN GROCERS, INC.

AUDIT COMMITTEE CHARTER

Purpose:

The Audit Committee will represent the Board of Directors by:

•	Overseeing the integrity of the financial statements, including financial disclosures;

•	Overseeing the independent auditor’s qualification and independence;

•	Overseeing the performance of the independent auditor and the internal audit function;

•	Providing an avenue of communication between the independent auditor, management, the internal audit function, and the Board of Directors; and

•	Overseeing the system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board of Directors have established.

The Committee will report at each Board of Directors meeting following a Committee meeting.

Duties and Responsibilities:

General Activities:

1. Provide an open avenue of communication between the independent auditor, management, the internal audit function, and the Board of Directors.

2. Meet a minimum of four times per year or more frequently, as circumstances require. The Committee may ask members of management or others to attend meetings and provide pertinent information, as necessary. Each regularly scheduled meeting shall conclude with an executive session of the audit committee absent members of management.

3. Review with the independent auditors and the internal audit function the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

4. Consider and review with management, the independent auditors, and the internal audit function:

(a) Significant findings during the year, including the status of previous audit recommendations;

(b) Any difficulties encountered in the course of audit work, including any restrictions on the scope of activities or access to required information; and

(c) Any changes required to the planned scope of the audit plan.

5. Set clear hiring policies, compliant with governing laws or regulations, for employees or former employees of the independent auditor.

6. Establish and maintain procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting, or auditing matters. Additionally, establish and maintain procedures for confidential, anonymous submission by Company employees regarding questionable accounting or auditing matters.

7. Review management activities to establish and monitor compliance with any Code of Ethics adopted by the Company.

8. Ensure there are no unjustified restrictions or limitations on the Internal Audit function.

9. Review periodically with the General Counsel legal and regulatory matters that may have a material impact on the Company’s financial statements, compliance policies and programs.

10. Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain independent counsel and other professionals to assist in the conduct of any investigation or to obtain advice, as the Committee deems appropriate to perform its duties and responsibilities.

Scheduled Activities:

Independent Auditors

1. Appoint, compensate, and oversee the work performed by the independent auditor for the purpose of preparing or issuing an audit report or related work. The Committee shall review the performance of the independent auditor and remove the independent auditor, if circumstances warrant. The independent auditor shall report directly to the Committee and the Committee shall oversee the resolution of disagreements between management and the independent auditor in the event that they arise. The Committee shall consider whether the independent auditor’s performance of permissible non-audit services is compatible with the auditor’s independence.

2. At least annually, obtain and review a report by the independent auditor describing:

(a) The independent auditor’s internal quality control procedures;

(b) Any material issues raised by the most recent internal quality control review or by any inquiry or investigation by governmental or professional authorities within the preceding five years, and any steps taken to deal with any such issues; and

(c) Assess all relationships between the independent auditor and the Company.

3. Hold timely discussions with the independent auditor regarding the following:

(a) Audit scope and plan;

(b) Any problems or difficulties encountered during the audit and related management’s response;

(c) The independent auditor’s attestation and management’s internal control report;

(d) All critical accounting policies and practices, as defined by the Securities and Exchange Commission (“SEC”);

(e) All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

(f) Other material written communications between the independent auditor and management, including, but not limited to, the management letter and schedule of unadjusted differences;

(g) The auditor’s independent qualitative judgment about the appropriateness, not just the acceptability, of the accounting principles applied and the clarity of the financial disclosure practices uses or proposed to be adopted by management;

(h) The independent auditor’s reasoning for accepting or questioning significant estimates made by management; and

(i) The independent auditor’s reasoning for appropriateness of the accounting principles and disclosure practices adopted by management for new transactions or events.

4. Review and pre-approve both audit and non-audit services to be provided by the independent auditor (other than with respect to de minimis exceptions permitted by the Sarbanes Oxley Act of 2002). Approval of non-audit services shall be disclosed in periodic reports required by the SEC.

5. Review with management and the independent auditors the results of quarterly reviews, annual audits, and related reporting requirements, including internal control reports or management internal control certifications, in consultation with the Finance Committee and other committees as deemed appropriate.

6. Arrange for the independent auditors to be available to the Board of Directors at least annually to help provide a basis for the Board to recommend to the Committee the appointment of the independent auditors.

Management

7. Review with management major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any other special audit steps adopted in light of material control deficiencies.

Internal Audit

8. Review and concur in the appointment, replacement, and dismissal of the Director of Internal Audit.

9. Review and approve the Internal Audit charter.

10. Review with management and the Director of Internal Audit the following:

(a) Annual business risk assessment;

(b) Annual internal audit plan; and

(c) Quarterly internal audit update on the results of internal audit reviews and resource needs.

Other

11. Review the Committee charter periodically, at least annually, and recommend to the Board of Directors any necessary amendments, as conditions dictate.

Audit Committee Membership Requirements and Reporting:

1. The Committee will be comprised of members from the Board of Directors.

2. The Committee members will include an Audit Committee Chairman, three to five committee members, and the Chairman of the Board of Directors, ex-officio.

3. Each member of the Committee shall be free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment as a member of the Committee.

4. All members of the Committee shall have a working familiarity with basic finance and accounting practices. The Board of Directors shall determine whether at least one member of the Committee qualifies as an “audit committee financial expert” in compliance with the criteria established by the SEC and other relevant regulations. The existence of such member shall be disclosed in periodic filings, as required by the SEC.

5. The Director of Internal Audit reports functionally to the Committee and administratively to the chief financial officer.

APPENDIX B

UNIFIED WESTERN GROCERS, INC.

CHARTER OF THE CORPORATE GOVERNANCE AND NOMINATING

COMMITTEE OF THE BOARD OF DIRECTORS

I.    MISSION

The Corporate Governance and Nominating Committee (the “Committee”) of the Board of Directors of Unified Western Grocers, Inc. shall serve in an advisory capacity to the Board on the governance structure and conduct of the Board and shall develop and recommend to the Board the Corporate Governance Guidelines of the Company. The Committee shall also identify individuals qualified to become Board members, and recommend to the Board Director nominees for election at the next annual or special meeting of shareholders at which Directors are to be elected or to fill any vacancies or newly created Directorships that may occur between such meetings. The Committee shall evaluate current Directors for re-nomination to the Board, and with regard to appointment to any Board committees, shall consult with the Chairman regarding Committee assignments. Committee appointments shall be the responsibility of the Chairman, and approved by the full Board.

II.    MEMBERSHIP AND AUTHORITY

The Committee shall consist of at least three members. The membership of the Committee may be comprised of any Directors, although it shall be an objective that Non-Member Director(s) comprise at least one-third of the total Committee Members. The Chairman of the Board shall recommend nominees for appointment to the Committee annually. Committee members shall be appointed by the Board and may be removed by the Board at any time. The Chairman shall appoint the Chairperson of the Committee.

The Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter. The Committee may meet from time to time in executive sessions without management participation. A majority of the members of the Committee shall constitute a quorum for the transaction of business.

The Committee has the authority to retain and terminate, and shall have sole authority over any independent legal, financial or other advisors as it may consider necessary to carry out its responsibilities under this charter, without conferring with or obtaining the approval of management or the full Board. This authority shall include the sole authority to retain and terminate any search firm used to identify Director candidates and sole authority to approve the search firm’s fees and other retention terms.

The Committee may delegate its authority to subcommittees or the Chairperson of the Committee when it deems appropriate and in the best interests of the Company.

III.    RESPONSIBILITIES

In addition to any other responsibilities which may be assigned from time to time by the Board, the Committee is responsible for the following matters:

Board and Committee Nominees.    The Committee shall recommend to the Board criteria for Board membership and shall oversee searches for, identify and recommend individuals for membership on the Company’s Board of Directors. In making its recommendations, the Committee shall:

•	Review candidates’ qualifications for membership on the Board (including as appropriate the independence of the candidate) based on the criteria approved by the Board; and

•	Consider any other factors that are set forth in the Company’s Corporate Governance guidelines or are deemed appropriate by the Committee.

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Evaluating the Board.    The Committee shall oversee the Board’s annual self-evaluation and assist and report on such process and the results of the evaluations, including any recommendations for proposed changes, to the Board.

The Committee shall periodically review the size and responsibilities of the Board and its Committees and recommend any proposed changes to the Board.

Director Compensation.    The Compensation Committee shall review current Director compensation and recommend to the Board compensation for Directors based on such review and such other factors as the Compensation Committee deems appropriate and in the best interests of the Company.

Corporate Governance Matters.    The Committee shall develop and recommend to the Board the Corporate Governance Guidelines for the Company. Periodically the Committee shall review and reassess the adequacy of such Corporate Governance Guidelines and recommend any proposed change to the Board. The Committee shall also periodically review and reassess the adequacy of the Company’s Code of Business Ethics as it relates to Directors, and shall oversee compliance with the Code of Business Ethics by Directors.

Committee Charter.    The Committee shall annually review and assess the adequacy of this charter and recommend any proposed changes to the Board for approval.

IV.    REPORTING

The Committee shall report to the Board periodically. This report shall include a review of any recommendations or issues that arise with respect to Board or committee nominees or membership, Board performance, corporate governance and any other matters that the Committee deems appropriate or is requested to be included by the Board. When presenting any recommendation or advice to the Board, the Committee will provide such background and supporting information as may be necessary of the Board to make an informed decision.

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PROXY

SOLICITED BY THE BOARD OF DIRECTORS OF

UNIFIED WESTERN GROCERS, INC.

FOR ANNUAL MEETING OF SHAREHOLDERS ON FEBRUARY 15, 2005

The undersigned, revoking any previous proxies respecting the subject matter hereof, hereby appoints PETER J. O’NEAL, ALFRED A. PLAMANN and ROBERT M. LING, JR. attorneys and proxies (each with power to act alone and with power of substitution) to vote all of the Class A Shares and Class B Shares which the undersigned is entitled to vote, at the annual meeting of shareholders of Unified Western Grocers, Inc., to be held on February 15, 2005, or at any adjournment thereof, as follows:

1.	ELECTION OF DIRECTORS.

Election of Twelve Directors by Class A Shares.

Nominees: Louis A. Amen, David M. Bennett, John Berberian, Dieter Huckestein, Darioush Khaledi, John D. Lang, Jay T. McCormack, Peter J. O’Neal, Michael A. Provenzano, Jr., Thomas S. Sayles, Kenneth Ray Tucker and Richard L. Wright

☐    FOR all nominees listed above, except any whose names are crossed out in the above list (the Board of Directors favors an instruction to vote for all nominees).

☐    WITHHOLD AUTHORITY to vote for all nominees listed above.

Election of Three Directors by Class B Shares.

Nominees: Douglas A. Nidiffer, Mimi R. Song and Robert E. Stiles

☐    FOR all nominees listed above, except any whose names are crossed out in the above list (the Board of Directors favors an instruction to vote for all nominees).

☐    WITHHOLD AUTHORITY to vote for all nominees listed above.

2.	In their discretion, on such other matters as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends that you vote “FOR” the election of each of the nominees in Proposal No. 1. All proposals to be acted upon are proposals of the Company. If any other business is properly presented at the meeting, including among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, this proxy shall be voted by the proxyholders in accordance with the recommendation of a majority of the Board of Directors. At the date this proxy statement went to press, we did not anticipate any other matters would be raised at the annual meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED IT WILL BE VOTED “FOR” ITEM 1 AND ACCORDING TO THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER PROPERLY PRESENTED MATTERS.

DATED:             , 2005

Signature	Title

Signature	Title

Signature	Title

PLEASE READ: Execution should be exactly in the name in which the shares are held; if by a fiduciary, the fiduciary’s full title should be shown; if by a corporation, execution should be in the corporate name by its chairman of the board, president or a vice president, or by other officers authorized by resolution of its board of directors or its bylaws; if by a partnership, execution should be in the partnership name by an authorized person.

PLEASE COMPLETE, DATE, SIGN AND RETURN

THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE

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